As filed with the Securities and Exchange Commission on March 9, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FORTUNE DIVERSIFIED INDUSTRIES, INC.
(Exact name of Registrant as specified in charter)

INDIANA (State or other Jurisdiction of Incorporation or Organization)	20-2803889 (I.R.S. Employer Identification No.)
6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(317) 532-1374
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
John F. Fisbeck, President and Chief Executive Officer
Fortune Diversified Industries, Inc.
6402 Corporate Drive
Indianapolis, Indiana, 46278
(317) 532-1374
(317) 532-1376 (FAX)
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Robert J. Milford, Esq.
Drewry Simmons Vornehm, LLP
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana, 46240
(317) 580-4848
(317) 580-4855 (FAX)
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

				Proposed
				Maximum
Title of Each Class			Proposed Maximum	Amount of
of Securities to	Amount to be	Aggregate Price	Aggregate	Registration
be Registered	Registered (1)	per Unit	Offering Price	Fee
Common Stock, par value $.10 per share, issuable under Convertible Term Note	1,838,185(2)	$5.50(3)	$10,110,017	$1081.77
Common Stock, par value $.10 per share, issuable upon exercise of Common Stock Purchase Warrant	272,727(4)	$6.60	$1,799,998	$192.60
Common Stock, par value $.10 per share, issuable upon exercise of Common Stock Purchase Warrant	13,636(5)	$6.60	$89,998	$9.63
Total	2,124,548		$12,000,013	$1,283.98

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) This is the maximum amount of shares that Laurus Master Fund, Ltd. (“Laurus”) may acquire under the Convertible Term Note held by Laurus (the “Note”) without approval by the Registrant’s shareholders. This amount is based upon the number of shares of the Registrant’s common stock outstanding as of the initial filing date of this Registration Statement, 10,559,843. Under the terms of the Note, Laurus, as holder of the Note and a Common Stock Purchase Warrant (the “ Laurus Warrant”), may not beneficially own an amount of the Registrant’s common stock in excess of 19.99% of the then outstanding amount of shares without approval by the Registrant’s shareholders. The 1,838,185 shares, along with the 272,727 shares issuable under the Laurus Warrant are equal to 19.99% of the 10,559,843 shares of the Registrant’s common stock that are currently outstanding.
(3) This price per unit is the price at which the shares of the Registrant’s common stock underlying the Note could be converted if such conversion were to occur as of the date that this Registration Statement is being filed.
(4) These shares are issuable to Laurus upon exercise of the above referenced Laurus Warrant.
(5) These shares are issuable to CB Capital Management, Inc. (“CB Capital”) upon exercise of a Common Stock Purchase Warrant held by CB Capital.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED JANUARY 27, 2006
PROSPECTUS
2,124,548 Shares
Fortune Diversified Industries, Inc.
COMMON STOCK
This prospectus relates to the resale of 2,124,548 shares of common stock, par value $.10, that the selling security holders named in this prospectus (the “Selling Security Holders”) may offer for sale from time to time. The selling security holders may acquire some or all of these shares from us through the terms of a Convertible Term Note (the “Note”) or through the exercise of Common Stock Purchase Warrants (collectively, the “Warrants”). The Note and Warrants were acquired by the Selling Security Holders through private placement sales. We are registering the shares described herein on behalf of the Selling Security Holders but this registration does not necessarily mean that the Selling Security Holders will sell any or all the shares. The Selling Security Holders will receive all of the proceeds from any sales of the shares. The Selling Security Holders may determine the price(s) at which they will sell the shares issuable pursuant to the Warrants and the Note; such price(s) may be at the market price(s) prevailing at the time of such sale or at some other price. Assuming that the Warrants held by the Selling Security Holders are fully exercised we will realize proceeds of approximately $1,889,996.
Our common stock is traded on The American Stock Exchange under the symbol “FFI”. On January 26, 2006 the closing price for our common stock was $3.35.
SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.
NEITHER THE SECURITIES AND EXCHANGE COMMISSON NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is _____________, 2006.

PART I
PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the “Risk Factors” section as well as the information incorporated by reference into this prospectus under “Incorporation of Certain Documents by Reference.”
In this prospectus, “Fortune Diversified Industries, Inc.,” the “Company,” “we,” “our,” and “us” refer to Fortune Diversified Industries, Inc. and its subsidiaries, unless the context requires otherwise.
We are a conglomerate conducting our business through wholly-owned subsidiaries. Our business is focused among three segments: Wireless Infrastructure; Business Solutions and Manufacturing and Distribution. Through our Wireless Infrastructure Segment we assist customers with the development, marketing, management, maintenance and upgrading of telecommunications sites and with wireless signaling and signage for highway construction projects. Through our Business Solutions Segment we offer cost effective employee administrative solutions to customers. Finally, through our Manufacturing and Distribution Segment we manufacture UV curable screen printing inks and we distribute a variety of electronic products, including video, sound and security products. Our strategy is to support the growth of the companies already in these business segments and to continue to evaluate the acquisition of other companies that bring to market product and service strengths in their business sectors.
We are an Indiana corporation, originally incorporated in Delaware in 1988 under the name American Gaming and Entertainment, Ltd., which was then changed to WOW Entertainment, Inc. prior to our becoming Fortune Diversified Industries, Inc. In 2005 we re-domesticated from Delaware to Indiana. Our common stock is traded on The American Stock Exchange under the symbol “FFI.”
Our principal executive offices are located at 6402 Corporate Drive, Indianapolis, Indiana 46278 and our telephone number is (317) 532-1374.
This prospectus relates to the resale of up to an aggregate of 2,124,548 shares of $.10 par value common stock. We are registering these shares on behalf of the Selling Security Holders named in this prospectus to be offered and sold by them from time to time. The Selling Security Holders will receive all of the proceeds from any sales of these shares. Assuming that the Warrants held by the Selling Security Holders are completely exercised we will realize proceeds of approximately $1,889,996.The shares being registered in this registration statement represent approximately 20 % of our outstanding common stock as of January 26, 2006. The shares being registered have not yet been issued and it is possible that such shares may not be issued at all.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS
This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus, including the documents that we incorporate by reference, that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Exchange Act of 1934 (the “Exchange Act”). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements. Specifically, but not by way of limitation, the risk factors set forth in this prospectus could cause actual results or outcomes to materially differ from those expressed in any forward-looking statements made by us or on our behalf. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.
Any forward -looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
RISK FACTORS
Our businesses are subject to a variety of risks, including, but not limited to, the risks described below. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not known to our management, or that our management currently considers to be immaterial, may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected, the market price of our common stock could decline and you could lose all or part of your investment.
Our customers are often larger companies that have superior bargaining strength.
Some of our customers or prospective customers (including, but not limited to, customers or prospective customers of the Wireless Infrastructure Segment) are large companies that have a greater bargaining position than we do in negotiating contracts due to the potential value to us of obtaining their business and the intense competition we face to obtain that business. This unequal bargaining position could result in our acceptance of less favorable contract terms than we might otherwise accept, reduced operating margins and material and adverse effects on our business, financial condition and results of operations.
The concentration of a portion of our business among large customers could increase credit risks.
The concentration of a portion of our business among a number of large customers (including, but not limited to customers in the Wireless Infrastructure Segment) increases our potential credit risks. One or more of these customers could delay payments or default on credit extended to them. Any significant delay in the collection of significant accounts receivable could result in an increased need for us to obtain working capital from other sources, possibly on worse terms than we could have negotiated if we have established such working capital resources prior to such delays or defaults. Any significant default could result in significantly decreased earnings and material and adverse effects on our business, financial condition and results of operations.
As a public reporting company listed on The American Stock Exchange and subject to the Sarbanes-Oxley Act, we incur increased costs and administrative burdens that may adversely affect our business.
The accounting and corporate governance standards required by the Sarbanes-Oxley Act and subsequently required by national stock exchanges have significantly increased our accounting, legal and consulting expenses and this trend of increased expenses may continue. These rules and regulations may also make it more difficult or more costly to obtain director and officer liability coverage and may increase the difficulty of obtaining qualified directors and management personnel. Additionally, in the event we become subject to the requirements of Section 404 of the Sarbanes-Oxley Act that relates to internal controls over financial reporting, we expect to incur significant additional accounting, legal and consulting costs in connection with our compliance efforts. These increased expenses may adversely affect our business and any failure to comply with the Sarbanes-Oxley Act could have a material and adverse effect on our business and on our stock price.

Certain services that we provide are associated with a risk of serious injury or death.
The services provided by us (including but not limited to the Wireless Infrastructure Segment include highway and cellular tower construction work that creates a risk of serious injury or death for the employees performing the work and for other persons. These risks can increase the Company’s exposure to liability and may result in increased insurance costs.
Some of the industries that we serve are subject to rapid technological and structural changes that could reduce the demand for the products and services that we provide.
The telecommunications industry, in particular, which is served by our Wireless Infrastructure Segment, is undergoing rapid change as a result of technological advances and deregulation that could, in certain cases, reduce the demand for our services or otherwise adversely affect our business. Improvements in existing technology may allow telecommunications companies to significantly improve their networks without physically upgrading them and thereby using our services. In addition, consolidation in the telecommunications industry may result in the loss of one or more customers.
The telecommunications industry has been cyclical in nature.
The telecommunications industry has historically been subject to significant cyclical increases and decreases in growth and demand. A significant downturn in the telecommunications industry could reduce the demand for our services or otherwise have a material adverse effect on our business. During the last significant downturn in the telecommunications industry, many telecommunications companies went bankrupt or out of business.
We may not succeed in generating internal growth.
Our ability to generate internal growth will be affected by, among other factors, our ability to:
-	expand the range of services we offer to customers to address their evolving needs;

-	attract new customers;

-	increase the number of projects performed for existing customers;

-	hire and retain employees;

-	open additional facilities; and

-	reduce our operating and overhead expenses.
In addition, our customers may reduce the number or size of projects available to us due to their inability to obtain capital. Many of the factors affecting our ability to generate internal growth may be beyond our control, and we cannot be certain that our strategies will be successful or that we will be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.
An economic downturn could lead to less demand for our services.
If the general level of economic activity slows, our customers may delay or cancel new projects. A number of other factors, including financing conditions for the industries that we serve, could adversely affect our customers and their ability or willingness to fund capital expenditures in the future.
Extraordinary events may adversely affect our business.
The occurrence of extraordinary events such as terrorist attacks, natural disasters or similar events may cause or contribute to a general economic downturn which could adversely affect our business.

We may be unsuccessful at integrating companies.
We may not successfully integrate the companies that we have acquired or that we may acquire with our existing operations without substantial costs, delays or other operational or financial problems. Failure to implement proper overall business controls could result in inconsistent operating and financial practices at the companies that we acquire, and our overall profitability could be adversely affected. Integrating our acquired companies involves a number of special risks which could materially and adversely affect our business, financial condition and results of operations, including:
-	failure of acquired companies to achieve the results that we expect;

-	diversion of management’s attention from operational matters;

-	difficulties integrating the operations and personnel of acquired companies;

-	inability to retain key personnel of the acquired companies;

-	risks associated with unanticipated events or liabilities;

-	the potential disruption of business; and

-	the difficulty of maintaining uniform standards, controls, procedures and policies.
Further, if one of the acquired companies suffers customer dissatisfaction or performance problems, our reputation could be materially and adversely affected.
We may not have access in the future to sufficient funding to finance desired growth.
If we cannot secure additional financing from time to time in the future on acceptable terms, we may be unable to support our growth strategy. We cannot readily predict the timing, size and success of our acquisition efforts and therefore the capital we will need for these efforts. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. If we seek additional debt or equity financing, we may have to agree to additional covenants that limit our operational and financial flexibility. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us at all or on terms acceptable to us.
We may not have sufficient funds to repay our obligations to Laurus when they become due.
If we are not able to repay the principal and interest on the Note in shares of our common stock, we may not have sufficient funds to repay Laurus when our debt obligations to Laurus become due. Accordingly, we may be required to obtain the funds necessary to repay these obligations either through refinancing, the issuance of additional equity or debt securities or the sale of assets. We may be unable to obtain the funds needed, if any, to repay the obligations from any one or more of these sources on favorable economic terms or at all.
The Company’s stockholders may experience dilution if future equity offerings are used to fund operations or acquire additional businesses.
If our future operations or acquisitions are financed through the issuance of equity securities, our stockholders could experience significant dilution. In addition, securities issued in connection with future activities could potentially have rights and preferences senior to the current rights and preferences of the Company’s common stock.
Our default under one or more of our credit facilities could have a significant negative impact on our business.
Many of our credit agreements contain provisions that allow our creditors to accelerate the payment of our debt under those agreements in the event that we are found to be in default of the credit agreement terms. In the event that we are obligated to immediately pay such debt in full under one or more credit agreement we may not be able to meet this demand. Failure to pay our debt obligations in a timely manner may materially and adversely affect our business, financial condition and results of operations and could result in an unfavorable settlement with our creditors, seizure of our properties and assets, or the commencement of voluntary or involuntary bankruptcy proceedings.

Our operating results may vary significantly from quarter-to-quarter.
During the Winter months and at other times of year, demand for our services (including, but not limited to the services provided by our Wireless Infrastructure Segment) may be lower due to inclement weather. In addition, inclement weather could cause delays in the issuance or completion of projects. Further, our quarterly results may also be materially affected by:
-	the availability of products to sell;

-	changes to the cost of available products;

-	the timing and volume of work under new agreements;

-	regional or general economic conditions;

-	the budgetary spending patterns of customers;

-	variations in the margins of projects performed during any particular quarter;

-	the termination of existing agreements;

-	costs we incur to support growth internally or through acquisitions or otherwise;

-	losses experienced in its operations not otherwise covered by insurance;

-	a change in the mix of our customers, contracts and business;

-	increases in design costs;

-	the timing of acquisitions; and

-	the magnitude of acquisition assimilation costs.
Accordingly, our operating results in any particular quarter may not be indicative of the results that can be expected for any other quarter or for the entire year.
Our stock price is volatile and can experience significant declines.
The market price of our common stock could be subject to significant fluctuations. Among the factors that could affect our stock price are:
-	quarterly variations in our operating results;

-	failure to meet revenue or earnings estimates;

-	speculation in the press or investment community;

-	strategic actions by us or our competitors, such as acquisitions or restructurings;

-	action(s) by institutional stockholders;

-	general market conditions; and

-	domestic and international economic factors unrelated to our performance.
Many of our contracts may be canceled on short notice and we may be unsuccessful in replacing the contracts as they are completed or expire.
We could experience a material adverse effect on our revenue, net income and liquidity if any of the following occur:
-	our customers cancel a significant number of contracts;

-	we fail to win a significant number of our existing contracts upon re-bid; or

-	we complete the required work under a significant number of non-recurring projects and cannot replace them with similar projects.

Our business growth could outpace the capability of our corporate management infrastructure.
We cannot be certain that our systems, procedures and controls will be adequate to support our operations as they expand. Future growth also will impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we can recruit and retain such additional managers and executives. To the extent that we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management, our financial condition and results of operations could be materially and adversely affected. These risks may be even more likely to affect our Wireless Infrastructure Segment due to the extremely rapid pace of growth in that industry and the demands such growth places on our management infrastructure.
The departure of key personnel could disrupt our business, and few of our key personnel are obligated to stay with us.
We depend on the continued efforts of our executive officers and on the senior management of the businesses we acquire. Although we intend to enter into an employment agreement with each of our executive officers and certain other key employees, we cannot be certain that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could adversely affect our business, financial condition and results of operations. We do not carry key-person life insurance on some key employees.
Our business is labor intensive and we may be unable to attract and retain qualified employees.
Our ability to increase productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel. Labor shortages or increased labor costs could have a material adverse effect on our ability to implement our growth strategy and our operations. In particular, our Wireless Infrastructure Segment is currently experiencing some of these problems.
The businesses in which we provide services are highly competitive.
The telecommunications industry and the HR solutions industry are highly competitive and are served by numerous small, owner-operated private companies, a few public companies and a number of large regional companies. In addition, relatively few barriers prevent entry into these industries. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Competition in the various industries in which we focus depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures and may, therefore, be able to provide their services at lower rates than we are able to provide. In addition, some of our competitors are larger and have greater resources than we do. Our management cannot be certain that our competitors will not develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, our management cannot be certain that we will be able to maintain or enhance our competitive position within our industry. We may also face competition from the in-house service organizations of existing or prospective customers. Telecommunications companies usually employ personnel who perform some of the same types of services we provide. HR solutions customers usually employ personnel who perform some of the same types of services we provide. We cannot be certain that our existing or prospective customers will continue to outsource services in the future.
We could have potential exposure to environmental liabilities.
Our operations are subject to various environmental laws and regulations. As a result, we cannot be certain that we will be able to identify or be indemnified for all potential environmental liabilities relating to our current businesses or to any businesses that we may acquire.
We could have unfavorable health insurance and workers compensation claim experiences.
The HR solutions industry reserves for workers compensation and health insurance claims by estimating unpaid losses and loss expenses with respect to claims occurring on or before the balance sheet date. Such estimates include provisions for reported claims and provisions for incurred-but-not-reported claims. The estimates of unpaid losses are established and continually reviewed by the Company using a variety of statistical and analytical techniques.
Reserve estimates reflect past claims experience, currently known factors and trends and estimates of future claim trends. We cannot be certain that future claims will be consistent with past experience.

We may not be able to protect our intellectual property rights.
We have, through invention, license agreements or other means, gained various rights in intellectual property that create value for us. We may not be able to protect these various intellectual property rights from infringement or other degradation and the underlying intellectual property could thereby decrease in value to us. Much of our intellectual property (including, but not limited to our subsidiary, Nor-Cote International, Inc.’s ultraviolet ink formulas) is treated as a trade secret; as such, it may not have the same protection as if it had been patented.
We are exposed to financial market risks, including interest rate fluctuation and changes in foreign currency exchange rates.
We are exposed to changes in interest rates on variable interest rate revolving lines of credit. We believe an increase in short-term borrowing rates during interest rate increases could have a material impact on interest expense.
A control group owns a substantial majority of our common stock.
As of August 31, 2005, a control group comprised of John F. Fisbeck, Carter M. Fortune, Harlan M. Schafir, Norman G. Wolcott, Jr. and certain trusts of which Mr. Wolcott is Trustee, beneficially owned over 80% of the Company’s outstanding common stock. As a result, these persons could have a controlling influence in determining the outcome of any corporate matters submitted to our stockholders for approval, including mergers, consolidations, election of directors and any other significant corporate actions. The interests of these stockholders may differ from the interests of the Company’s other stockholders and their stock ownership may thereby limit the ability of other stockholders to influence the management and affairs of the Company.
USE OF PROCEEDS
The Selling Security Holders will receive all of the net proceeds from their resales of our common stock sold pursuant to this prospectus. We will not receive any proceeds from the sale of the shares by any of the Selling Security Holders. However, we will receive the proceeds from the purchase by the Selling Security Holders of shares of our common stock through exercise of the Warrants held by them. If the Warrants held by the Selling Security Holders are fully exercised then we will receive approximately $1,889,996. Funds received from the exercise of the Warrants held by the Selling Security Holders would be used for our general corporate purposes.

SELLING SECURITY HOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock by the Selling Security Holders prior to the offering of securities for resale under this prospectus, the maximum amount of shares that may be offered under this prospectus by the Selling Security Holders and the beneficial ownership of shares of our common stock by the Selling Security Holders if all shares covered by this prospectus were re-sold under this prospectus.
The information in the table is current as of January 26, 2006. The percentage of ownership shown in the table is based on 12,684,391 shares of our common stock that would be issued and outstanding if the Selling Security Holders were to receive all of the shares underlying the Note and Warrants; currently none of the shares underlying the Note or the Warrants have been issued. Beneficial ownership includes shares of outstanding common stock and shares of common stock that may be acquired within sixty (60) days after the date of this prospectus.
While the Selling Security Holders may, from time to time, sell all, some or none of the shares offered under this prospectus, no Selling Security Holder is obligated to sell any of the shares offered under this prospectus. We do not know how long the Selling Security Holders will hold the shares offered under this prospectus or whether such shares will be sold at all.

	BENEFICIAL		BENEFICIAL
NAME OF	OWNERSHIP		OWNERSHIP	% OF OUTSTANDING
BENEFICIAL	PRIOR TO	SHARES BEING	AFTER	COMMON STOCK AFTER
OWNER	OFFERING (1)	OFFERED(2), (3)	OFFERING(4)	OFFERING(5)
Laurus Master Fund, Ltd.	2,110,912	2,110,912	0	0%
CB Capital Partners, Inc.	13,636	13,636	0	0%

(1) The amount of shares set forth includes the number of shares that would be beneficially owned if (i) the maximum number of shares underlying the Note were issued and (ii) each Selling Security Holder fully exercised the Warrants held by them.
(2) The number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable under the Note and upon exercise of the Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act.
(3) The number of shares set forth represents an estimate of the number of shares to be offered by each Selling Security Holder. The actual number of shares that will be issued by some or all of the Selling Security Holders upon the exercise of Warrants or conversion pursuant to the Note is indeterminate and subject to adjustment based upon certain factors.
(4) The amount of shares stated is based upon the assumption that each of the Selling Security Holders will resell all of the shares offered under this prospectus. However, there are no agreements or arrangements obligating any of the Selling Security Holders to sell any of the shares offered under this prospectus and therefore an accurate estimate of the beneficial ownership of each Selling Security Holder after the offering is not possible.
(5) The ownership percentages set forth assume that each Selling Security Holder will resell all of the shares being offered under this prospectus. However, there are no agreements or arrangements obligating any of the Selling Security Holders to sell any of the shares offered under this prospectus and therefore an accurate estimate of the beneficial ownership percentages of each Selling Security Holder after the offering is not possible.

MATERIAL RELATIONSHIPS WITH SELLING SECURITY HOLDERS
We currently have no agreements, arrangements or understandings with the Selling Security Holders regarding the re-sale of any of the shares of our common stock. Except as stated below, we have not had a material relationship with either of the Selling Security Holders in the previous three years.
Laurus Master Fund, Ltd.
On November 21, 2005 we entered into a Securities Purchase Agreement with Laurus wherein we issued the Note, which is a $7.5 Million Convertible Term Note, and the Laurus Warrant to Laurus, both instruments which have already been referred to in this prospectus. This transaction was a private placement under Rule 506 under Regulation D of the Securities Act. The Company received approximately $6.7 Million from Laurus under the terms of the Securities Purchase Agreement.
The principal and interest under the Note are payable either in cash or shares of the Company’s common stock. The specific criteria relating to whether repayment is in cash, shares, or a combination thereof are set forth in the Note, but are primarily based on the market price of our common stock. Additionally, subject to certain conditions described in the Note, the entire principal and interest outstanding under the Note are convertible into shares of the Company’s common stock. The initial conversion price under the Note is $5.50, subject to adjustment as provided in the Note. The Maturity Date of the Note is November 21, 2008.
The Laurus Warrant is convertible into shares of the Company’s common stock at the price of $6.60 per share. The Laurus Warrant has a five year term and is exercisable at any time on or before November 21, 2010.
In association with the above transaction, the Company and Laurus entered into a Registration Rights Agreement wherein the Company agreed to undertake certain obligations to register the shares of Company common stock that are issuable to Laurus under the Note and Laurus Warrant.
CB Capital Partners, Inc.
The Company and CB Capital are parties to an agreement under which CB Capital performed certain consulting services for the company in relation the Company’s attempt to obtain capital financing. Under the terms of that agreement, CB Capital received a financing completion fee as consideration for their services in relation to the above described transaction with Laurus and the Company issued CB Capital a Warrant to purchase 13,636 shares of the Company’s common stock at the price of $6.60 per share. This warrant has also been previously referred to in this prospectus.

PLAN OF DISTRIBUTION
The Selling Security Holders and any of their respective pledgees, donees, assignees and other successors - in – interest may, from time to time, sell any or all of their shares of the Company’s common stock offered through this prospectus on The American Stock Exchange on which the Company’s common stock is currently listed and/or on any other stock exchange, market or trading facility on which the shares are traded. The Selling Security Holders may also sell such shares through private transactions. The sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling the shares offered under this prospectus:
▪	ordinary brokerage transactions in which the broker-dealer solicits the purchaser;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	privately negotiated transactions;

▪	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

▪	through the writing of options on the shares;

▪	a combination of the above methods of sale; and

▪	any other method permitted pursuant to applicable law.
The Selling Security Holders may also sell the shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. The Selling Security Holders shall have the sole and absolute discretion to decline any purchase offer if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.
The Selling Security Holders or their respective pledgees, donees, transferees or other successors - in – interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Security Holder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers as a price per share which may be below the then market price. The Selling Security Holders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act or the Exchange Act or the rules and regulations under such acts. In such event the Selling Security Holders will be subject to the prospectus delivery requirements under the Securities Act and any commissions received by such broker-dealers or agents and any profits of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
We will bear all costs, expenses and fees in connection with the registration of the shares described herein. The Selling Security Holders will bear the cost of all commissions and discounts, if any, attributable to the sales of the shares.

The Selling Security Holders have not advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares described herein. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Security Holders.
Upon notification to us by any Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale or purchase of shares, we will file a supplement to this prospectus, if required, describing the arrangement between such Selling Security Holder(s) and any such broker-dealer.
The Selling Security Holders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Security Holders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The aforestated limitations may affect the marketability of the shares described in this prospectus.
We have agreed to indemnify certain of the Selling Security Holders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the selling security holders may be required to make with respect to such liabilities.
LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Drewry Simmons Vornehm, LLP, Indianapolis, Indiana.
EXPERTS
The consolidated financial statements of Fortune Diversified Industries, Inc. appearing in our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2005 have been audited by Somerset CPAs, P.C., independent registered accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring to those documents in this prospectus. The documents that we incorporate by reference are considered to be part of this prospectus; later information that we file with the SEC will automatically update and supersede this incorporated information.
The following documents that we have filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:
1. Our Annual Report on Form 10-KSB for the fiscal year ended August 31, 2005; including any documents or portions thereof incorporated by reference therein;
2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2005; including any documents or portions thereof incorporated by reference therein;
3. Our Current Reports on 8-K filed on November 28, 2005, December 6, 2005 and January 12, 2006; and
4. The description of our common stock under the caption “Description of Registrant’s Securities to be Registered” included in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed with the SEC on June 22, 2005.
All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall also be deemed to be incorporated herein by reference.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as to the extent modified or superseded, to constitute a part of this prospectus.
We will provide a copy of any or all of the documents incorporated into this prospectus by reference (except for exhibits that are not specifically incorporated by reference into such filing), free of charge, to each person to whom this prospectus is delivered upon our receipt of a written or oral request from such person. Requests for such documents should be directed to our Chief Financial Officer, Amy Gallo, at 6402 Corporate Drive, Indianapolis, Indiana 46278, (317) 532-1374.
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file reports and other information with the SEC. Materials we file with the SEC may be read and copied by the public at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (800) SEC — 0330. The SEC also maintains a web site containing many of our SEC filings; the address for the SEC’s website is www.sec.gov.
SEC POSITION ON INDEMNIFICATION OF
DIRECTORS AND OFFICERS FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the provisions set forth or described in this prospectus, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The estimated expenses payable by the Company in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$1,300
Placement Agent Fees and Expenses	$475,000
Investor (Laurus) Fees and Expenses	$307,500
Legal Fees and Expenses	$65,000

Total	$848,800
INDEMNIFICATION OF DIRECTORS AND OFFICERS
The Company’s bylaws and Chapter 37 of the Indiana Business Corporation Law allow and in some cases require, under certain circumstances, the indemnification of the Company’s directors and officers. Indemnity under the Company’s bylaws is granted, to the extent allowed under the Indiana Business Corporation Law, to those individuals who are party to or are threatened to be made a party to any civil, criminal, administrative or investigative procedure (i) by reason of the fact that they are or were a were a director or officer of the Company or (ii) by reason of the fact that, while they are or were a director or officer of the Company, they are or were serving at the Company’s request as a director or officer of another entity. Chapter 37 of the Indiana Business Corporation Law allows a director or officer to be indemnified so long as the individual acted in good faith and, (i) in the case of a civil matter either believed his or her conduct to be in the Company’s best interests or not opposed to the Company’s interests or, (ii) in a criminal matter, believed that his or her conduct was lawful or had no reasonable cause to believe such conduct was unlawful. The Indiana Business Corporation Law requires the indemnification of a director who is wholly successful on the merits in defending any proceeding to which he or she was named a party due to his or her current or prior status as a director.
The Company’s bylaws further provide that expenses incurred in defending any action described above shall be advanced by the Company to a director or officer to the extent permissible under Indiana law. Chapter 37 of the Indiana Business Corporation Law allows an entity to pay reasonable expenses in advance of a matter’s final disposition to a director or officer if (i) the individual’s conduct was in good faith, (ii) the individual’s conduct was in the entity’s best interests or, if the individual was not acting in his or her official capacity, the conduct was at least not opposed to the best interests of the entity (iii) in the case of a criminal matter the individual believed that his or her conduct was lawful or had no reasonable cause to believe such conduct was unlawful and (iv) the director or officer provides a written undertaking to repay such advance if it is ultimately determined that the director or officer did not meet the aforestated standard of conduct.
The Indiana Business Corporation Law allows the indemnification of officers to the same extent as directors and the Company’s by-laws provide that officers shall be indemnified to the same extent as directors.
Subject to Chapter 35 of the Indiana Business Corporation Law, the Company’s Articles of Incorporation eliminate the personal liability of the Company’s directors to the Company or to the Company’s shareholders for monetary damages arising from breaches of fiduciary duty as a director. The Indiana Business Corporation Law provides that a director is not liable for any action taken as a director so long as the director’s actions or failure to act does not amount to recklessness or willful misconduct and so long as the director acts in good faith, with ordinary care and in a manner reasonably believed to be in the best interests of the Company.

EXHIBITS

Exhibit Number	Description

4.1	Securities Purchase Agreement, dated November 21, 2005 by and between Fortune Diversified Industries and Laurus Master Fund, Ltd. (1)

4.2	Convertible Term Note, dated November 21, 2005, by Fortune Diversified Industries, Inc. in favor of Laurus Master Fund, Ltd. (1)

4.3	Registration Rights Agreement dated November 21, 2005 by and between Fortune Diversified Industries, Inc. and Laurus Master Fund, Ltd. (1)

4.4	Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd. (1)

4.5	Common Stock Purchase Warrant issued to CB Capital Partners, Inc. (2)

5.1	Opinion of Drewry, Simmons, Vornehm, LLP regarding legality of securities. (2)

23.2	Consent of Somerset CPAs, P.C. (2)

24.1	Power of Attorney (3)

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed by the Company on November 28, 2005)

(2)	Attached hereto.

(3)	Included on signature page of this Registration Statement.

UNDERTAKINGS
Undertakings Required by Item 512 of Regulation S-K
The undersigned registrant hereby undertakes:
(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
(i) include any prospectus required by Section 10(a) (3) of the Securities Act;
(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the prospectus or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of March 2006.
Fortune Diversified Industries, Inc.

By:	/s/ John F. Fisbeck

John F. Fisbeck
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

	*	Chief Operating Officer	March 9, 2006

Harlan M. Schafir

	*	Chairman	March 9, 2006

Carter M. Fortune

	*	Director	March 9, 2006

Paul A. Rayl

	*	Director	March 9, 2006

Nolan R. Lackey

	*	Director	March 9, 2006

David A. Berry

*By	/s/ John F. Fisbeck	Chief Executive Officer	March 9, 2006

	Attorney-in-Fact	(Principal Executive Officer)

	/s/ Amy Gallo	Chief Financial Officer	March 9, 2006

	Attorney-in-Fact	(Principal Financial and Accounting Officer)